Free Writing Prospectus to Preliminary Pricing Supplement No. 6,253

Registration Statement Nos. 333-275587; 333-275587-01

Dated January 29, 2025; Filed pursuant to Rule 433

Morgan Stanley

1.5-Year Buffered Jump Securities Based on the Performance of an Equally Weighted Basket of Ten Stocks

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Basket:

Basket Component

Antero Resources Corporations common stock (AR)

CNX Resources Corporation common stock (CNX)

Enterprise Products Partners L.P. common units (EPD)

EQT Corporation common stock (EQT)

Energy Transfer LP common units (ET)

Expand Energy Corporation common stock (EXE)

Fluor Corporation common stock (FLR)

GE Vernova Inc. common stock (GEV)

Ingersoll Rand Inc. common stock (IR)

Kinder Morgan, Inc. class P common stock (KMI)

Weighting 10% 10% 10% 10% 10% 10% 10% 10% 10% 10%
Fixed upside payment:	At least 13.00% of principal
Buffer amount:	15% of principal (85% maximum loss)[1]
Pricing date:	February 7, 2025
Valuation date:	August 7, 2026
Maturity date:	August 12, 2026
CUSIP:	61778C6K6
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/1666268/000183988225004698/ms6253_424b2-02467.htm

1All payments are subject to our credit risk

Hypothetical Payout at Maturity1

Basket Percent Change	Return on Securities
+60%	+13.00%*
+50%	+13.00%*
+40%	+13.00%*
+30%	+13.00%*
+20%	+13.00%*
+10%	+13.00%*
0%	+13.00%*
-10%	0.00%
-15%	0.00%
-16%	-1.00%
-20%	-5.00%
-30%	-15.00%
-40%	-25.00%
-50%	-35.00%
-60%	-45.00%
-70%	-55.00%
*The graph and table assume a fixed upside payment of 13.00% of principal

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Basket Components

For more information about the basket components, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

●The securities do not pay interest and provide for the minimum payment at maturity of only 15% of your principal.

●The appreciation potential is fixed and limited.

●The market price of the securities may be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The estimated value of the securities is $944.90 per security, or within $35.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The amount payable on the securities is not linked to the basket closing value at any time other than the valuation date.

●The securities will not be listed on any securities exchange and secondary trading may be limited.

●Investing in the securities is not equivalent to investing in the basket components.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Basket Components

●The basket stocks are concentrated in the gas infrastructure sector.

●Changes in the value of one or more of the basket components may offset each other. Value movements in the basket components may not correlate with each other.

●Basket stock prices can be volatile.

●No affiliation with the issuers of the basket stocks.

●We may engage in business with or involving one or more of the issuers of the basket stocks without regard to your interests.

●The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the basket stocks.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Securities–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the Buffered Securities, and you should consult your tax adviser.